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                                                                    EXHIBIT 99.4

                          VELOCITY EXPRESS CORPORATION

                 SHARES OF SERIES I CONVERTIBLE PREFERRED STOCK

  OFFERED PURSUANT TO RIGHTS DISTRIBUTED TO STOCKHOLDERS OF RECORD OF VELOCITY
                               EXPRESS CORPORATION

                               SEPTEMBER __, 2003

To Securities Dealers, Commercial Banks,
Trust Companies and Other Nominees:

        This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the "Rights Offering") by Velocity Express Corporation, a Delaware corporation (the "Company") of subscription rights ("Rights") distributed to all of the Company's holders of record ("Record Holders") to subscribe for and purchase shares of its Series I Convertible Preferred Stock, par value $0.004 per share ("Series I Preferred"). The Rights are described in detail in the Company's Prospectus dated September __, 2003 (the "Prospectus") which is attached.

        In the Rights Offering, the Company is offering an aggregate of up to 8,409,091 shares of its Series I Preferred (the "Underlying Shares"), as described in the Prospectus.

        The Rights will expire, if not exercised, at 5:00 p.m., New York City time, on __________, 2003, unless extended in the sole discretion of the Company (as it may be extended, the "Expiration Date").

        As described in the accompanying Prospectus, holders or beneficial holders of our Common Stock will receive 0.297952777 Right for every share of Common Stock held on the Record Date. Each Right will entitle the beneficial owner of shares of Common Stock registered in your name or the name of your nominee to subscribe for one share of the Series I Preferred (the "Basic Subscription Right") at a subscription price of $2.20 per share (the "Subscription Price").

        In addition, each holder or beneficial holder of Rights who exercises their Basic Subscription Right in full will be eligible to subscribe (the "Over-Subscription Right") at the Subscription Price for shares of Series I Preferred that are not otherwise purchased pursuant to the exercise of Rights under the Basic Subscription Right (the "Excess Shares"), subject to availability and pro ration as described below. Each holder or beneficial holder of Rights may only exercise their Over-Subscription Right if he/she exercised his/her Basic Subscription Right in full and other holders of Subscription Rights do not exercise their Basic Subscription Rights in full. If there are not enough Excess Shares to satisfy all subscriptions made under the Over-Subscription Right, the Company will allocate the remaining Excess Shares pro rata, after eliminating all fractional shares, among those Rights holders who exercised their Over-

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Subscription Rights. "Pro rata" means in proportion to the amount of over-subscription price tendered by each person seeking to exercise their Over-Subscription Right as of the expiration date of the Rights Offering. If there is a pro rata allocation of the remaining Excess Shares and a holder or beneficial holder of Rights receives an allocation of a greater number of Excess Shares than he/she subscribed for under their Over-Subscription Right, then the Company will allocate to them only the number of Excess Shares for which they subscribed. The Company will allocate the remaining Excess Shares among all other holders exercising their Over-Subscription Rights. See "The Rights Offering --Subscription Rights" in the Prospectus.

        The Rights will be evidenced by nontransferable Rights certificates (the "Subscription Rights Certificates") registered in your name or the name of your nominee and will be null and void and cease to have value at 5:00 p.m., New York City time, on the Expiration Date.

        We are asking persons who hold shares of Common Stock beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of the Company's capital stock directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them.

        If you exercise the Over-Subscription Right on behalf of beneficial owners of the Rights, you will be required to certify to the Subscription Agent and the Company, in connection with the exercise of the Over-Subscription Right, as to the aggregate number of Rights that have been exercised pursuant to the Basic Subscription Right, whether the Basic Subscription Right of each beneficial owner of Rights on whose behalf you are acting has been exercised in full, and the number of shares of Series I Preferred being subscribed for pursuant to the Over-Subscription Right by each beneficial owner of Rights on whose behalf you are acting.

        All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by the Company or the Subscription Agent.

        Enclosed are copies of the following documents:

                1.      Prospectus;

                2. Instructions for Use of Velocity Express Subscription Rights Certificates;

                3. A form of letter which may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee, with an attached form of instruction;

                4. Notice of Guaranteed Delivery for Subscription Rights Certificates Issued by Velocity Express Corporation;

                5.      Nominee Holder Certification; and

                6. A return envelope addressed to American Stock Transfer & Trust Company, the Subscription Agent.

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        Your prompt action is requested. To exercise Rights, you should deliver the properly completed and signed Subscription Rights Certificate (or the Notice of Guaranteed Delivery if you are following the Guaranteed Delivery Procedures), with payment of the Subscription Price in full for each share of Series I Preferred subscribed for, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Subscription Rights Certificate or Notice of Guaranteed Delivery with payment of the Subscription Price, including final clearance of any checks, prior to 5:00 p.m., New York City time, on the Expiration Date.

        A RIGHTS HOLDER CANNOT REVOKE THE EXERCISE OF ITS RIGHTS. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION DATE WILL EXPIRE.

        Additional copies of the enclosed materials may be obtained from the Company by calling (612) 492-2400.


                                        Very truly yours,


                                        VELOCITY EXPRESS CORPORATION

NOTHING IN THIS LETTER OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON AS AN AGENT OF VELOCITY EXPRESS CORPORATION, THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS.